EXHIBIT 4.1
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                               NISOURCE INC.

                                    and

                       HARRIS TRUST AND SAVINGS BANK

                                Rights Agent


                              Rights Agreement

                       Dated as of February 17, 2000
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                             TABLE OF CONTENTS

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             SECTION 1.     CERTAIN DEFINITIONS  . . . . . . . . . .   1

             SECTION 2.     APPOINTMENT OF RIGHTS AGENT  . . . . . .   4

             SECTION 3.     ISSUE OF RIGHT CERTIFICATES  . . . . . .   5

             SECTION 4.     FORM OF RIGHT CERTIFICATE  . . . . . . .   6

             SECTION 5.     COUNTERSIGNATURE AND REGISTRATION  . . .   7

             SECTION 6.     TRANSFER, SPLIT UP, COMBINATION AND
                            EXCHANGE OF RIGHT CERTIFICATE,
                            MUTILATED, DESTROYED, LOST OR STOLEN
                            RIGHT CERTIFICATES . . . . . . . . . . .   7

             SECTION 7.     EXERCISE OF RIGHTS; PURCHASE PRICE;
                            EXPIRATION DATE OF RIGHTS.   . . . . . .   8

             SECTION 8.     CANCELLATION AND DESTRUCTION OF RIGHT
                            CERTIFICATES . . . . . . . . . . . . . .  10

             SECTION 9.     RESERVATION AND AVAILABILITY OF
                            PREFERRED SHARES . . . . . . . . . . . .  11

             SECTION 10.    PREFERRED SHARE RECORD DATE  . . . . . .  12

             Section 11.    ADJUSTMENT OF PURCHASE PRICE; NUMBER OF
                            SHARES OR NUMBER OF RIGHTS . . . . . . .  12

             SECTION 12.    CERTIFICATE OF ADJUSTED PURCHASE PRICE
                            OR NUMBER OF SHARES  . . . . . . . . . .  21

             SECTION 13.    CONSOLIDATION, MERGER OR SALE OR
                            TRANSFER OF ASSETS OR EARNING POWER  . .  21

             SECTION 14.    FRACTIONAL RIGHTS AND FRACTIONAL SHARES   24

             SECTION 15.    RIGHTS OF ACTION . . . . . . . . . . . .  26

             SECTION 16.    AGREEMENT OF RIGHT HOLDERS . . . . . . .  26

             SECTION 17     RIGHT CERTIFICATE HOLDER NOT DEEMED A
                            SHAREHOLDER  . . . . . . . . . . . . . .  27

             SECTION 18.    CONCERNING THE RIGHTS AGENT  . . . . . .  27



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             SECTION 19.    MERGER OR CONSOLIDATION OR CHANGE OF
                            NAME OF RIGHTS AGENT . . . . . . . . . .  28

             SECTION 20.    TERMS AND CONDITIONS TO DUTIES OF RIGHTS
                            AGENT  . . . . . . . . . . . . . . . . .  28

             SECTION 21.    CHANGE OF RIGHTS AGENT . . . . . . . . .  31

             SECTION 22.    ISSUANCE OF NEW RIGHT CERTIFICATES . . .  32

             SECTION 23.    REDEMPTION.  . . . . . . . . . . . . . .  32

             SECTION 24.    EXCHANGE . . . . . . . . . . . . . . . .  33

             SECTION 25.    NOTICE OF CERTAIN EVENTS . . . . . . . .  34

             SECTION 26.    NOTICES  . . . . . . . . . . . . . . . .  35

             SECTION 27.    SUPPLEMENTS AND AMENDMENTS . . . . . . .  36

             SECTION 28.    SUCCESSORS . . . . . . . . . . . . . . .  36

             SECTION 29.    BENEFITS OF THIS AGREEMENT . . . . . . .  36

             SECTION 30.    GOVERNING LAW  . . . . . . . . . . . . .  36

             SECTION 31.    COUNTERPARTS . . . . . . . . . . . . . .  37

             SECTION 32.    DESCRIPTIVE HEADINGS . . . . . . . . . .  37

             SECTION 33.    SEVERABILITY . . . . . . . . . . . . . .  37

             SECTION 34.    DETERMINATIONS AND ACTIONS BY THE BOARD
                            OF DIRECTORS. etc  . . . . . . . . . . .  37



















                                    -ii-







                              RIGHTS AGREEMENT
                             -----------------

             This Agreement, dated as of February 17, 2000, between NiSource Inc., an Indiana corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation (the "Rights Agent").

                            W I T N E S S E T H

             WHEREAS, the Board of Directors of the Company has authorized and declared a dividend distribution (the "Distribution") of one Preferred Share Purchase Right for each Common Share, without par value, of the Company outstanding at the close of business on March 12, 2000 (the "Record Date") and has authorized the issuance of one Preferred Share Purchase Right (as such number may hereafter be adjusted pursuant to the provisions of this Agreement) in respect of each Common Share of the Company issued (whether originally issued or delivered from the Company's treasury) between such date and the earlier of the Distribution Date or the Expiration Date (as such terms are hereinafter defined), each Preferred Share Purchase Right initially representing the right to purchase one one-hundredth of a Preferred Share (as hereinafter defined) upon the terms and subject to the conditions hereinafter set forth (individually a Right and collectively the Rights);

             NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

             SECTION 1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

             (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, is or becomes the Beneficial Owner (as such term is hereinafter defined) of a Substantial Block (as such term is hereinafter defined), but shall not include the Company, any subsidiary of or other Person controlled by the Company, any employee benefit plan of the Company or of any subsidiary of the Company or any Person appointed as trustee by the Company or such subsidiary pursuant to the terms of any such plan in that Person's capacity as trustee. Notwithstanding the foregoing, no Person shall become an Acquiring Person solely as a result of an acquisition of Common Shares and/or other securities by the Company which, by reducing the number of outstanding Common Shares and/or other securities, causes the Common Shares and/or other securities of the Company beneficially owned by such Person to constitute a Substantial Block; PROVIDED, HOWEVER, that if after such acquisitions by the Company, such Person becomes the Beneficial Owner of any additional Common Shares and/or other securities of the Company and is the Beneficial Owner of a Substantial Block, then such Person shall be deemed to be an Acquiring Person.







             (b)  "Adjustment Shares" shall have the meaning set forth in
   Section 11(a)(ii) hereof.

             (c) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date of this Agreement, but shall not include the Company, any subsidiary of or other Person controlled by the Company, any employee benefit plan of the Company or of any subsidiary of the Company or any Person appointed as trustee by the Company or such subsidiary pursuant to the terms of any such plan in that Person's capacity as trustee.

             (d) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

                  (i)  which such Person or any of such Person's
             Affiliates or Associates directly or indirectly has "beneficial ownership," as determined pursuant to Rule 13d-3 and Rule 13d-5 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement;

                  (ii) which such Person or any of such Person's
             Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing and other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed, pursuant to this clause (ii), to be the Beneficial Owner of, or to beneficially own, (I) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (II) securities issuable upon exercise of Rights at any time prior to the occurrence of a Section 11(a)(ii) Event or a Section 13(a) Event, or (III) securities issuable upon exercise of Rights from and after the occurrence of a Section 11(a)(ii) Event or a Section 13(a) Event but only if such Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(a) or Section 22 hereof ("Original Rights") or pursuant to
             Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights; or (B) the right (whether sole or shared) to vote or dispose of pursuant to any agreement, arrangement or understanding (whether or not in writing); PROVIDED, HOWEVER, that a Person shall not be

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             deemed the Beneficial Owner of, or to beneficially own, any security under this clause (B) pursuant to an agreement, arrangement or understanding to vote such security that (1) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the rules and regulations thereunder and (2) is not also then required to be reported as beneficially owned on a
             Schedule 13D under the Exchange Act (or any comparable or successor statement or report); or

                  (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing and other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (B) of subparagraph (ii) of this paragraph (d)) or disposing of any securities of the Company.

   Notwithstanding the foregoing, nothing in this Section 1(d) shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to beneficially own, any securities acquired through such Person s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

             (e) "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday for banking institutions in the State of Illinois.

             (f) "Close of business" on any given date shall mean 5:00 P.M., Chicago time, on such date; PROVIDED, HOWEVER, that if such date is not a Business Day it shall mean 5:00 P.M., Chicago time, on the next succeeding Business Day.

             (g) "Common Shares" when used with reference to the Company shall mean the Common Shares, without par value, of the Company. "Common Shares" when used with reference to any Person other than the Company shall mean the capital shares with the greatest aggregate voting power (or the equity securities or other equity interests having power to control or direct the management) of such Person or, if such Person is a subsidiary of or controlled by another Person, the Person which ultimately controls such first-mentioned Person.

             (h)  "Distribution Date" shall have the meaning set forth in
   Section 3(a) hereof.


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             (i)  "Expiration Date" shall have the meaning set forth in
   Section 7(a) hereof.

             (j) "Final Expiration Date" shall have the meaning set forth in Section 7(a) hereof.

             (k)  "Original Shares" shall have the meaning set forth in
   Section 11 (a)(ii) hereof.

             (l) "Person" shall mean any individual, firm, corporation, partnership, trust, syndicate or other entity, and shall include any successor (by merger or otherwise) of such entity.

             (m) "Preferred Shares" shall mean the Series A Junior Participating Preferred Shares, without par value, of the Company having the rights and preferences set forth in the Amended and Restated Articles of Incorporation of the Company.

             (n)  "Purchase Price" shall have the meaning set forth in
   Section 7(b) hereof.

             (o) "Section 11(a)(ii) Event" shall mean any event described in Section 11(a)(ii) hereof.

             (p) "Section 13 Event" shall mean any event described in clause (i), (ii) or (iii) of Section 13(a) hereof.

             (q) "Share Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such.

             (r) "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

             (s) "Substantial Block" shall mean a number of Common Shares of the Company and/or a number of shares or amount of other securities of the Company which in the aggregate represents 25% or more of the Voting Power.

             (t) "Voting Power" shall mean the voting power of all securities of the Company then outstanding generally entitled to vote for the election of directors of the Company.

             SECTION 2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent for-the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable.

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             SECTION 3.     ISSUE OF RIGHT CERTIFICATES.

             (a) Until the earlier of (i) the tenth business day after the Share Acquisition Date, or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the commencement of, or first public announcement of the intent of any Person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or of any subsidiary of the Company or any Person appointed as trustee by the Company or such subsidiary pursuant to the terms of any such plan in such Person's capacity as trustee) to commence, a tender or exchange offer which would result in such Person becoming an Acquiring Person (the earlier of such days, including any such day which is after the date of this Agreement and prior to the Record Date, being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced by the certificates for the Common Shares of the Company registered in the names of the holders of the Common Shares (which certificates for Common Shares shall be deemed also to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, insured, postage prepaid mail, at the expense of the Company, to each record holder of the Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit A hereto, evidencing one Right for each Common Share so held. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

             (b) With respect to certificates for the Common Shares outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates for the Common Shares registered in the names of the holders of the Common Shares. Until the Distribution Date (or earlier Expiration Date), the surrender for transfer of any of the certificates for the Common Shares outstanding on the Record Date shall also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

             (c) Rights shall be issued in respect of all Common Shares which become outstanding after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date or, in certain circumstances provided in Section 22 hereof, after the Distribution Date. Certificates issued after the Record Date representing such shares shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

             This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between NiSource Inc. and Harris Trust and Savings Bank dated as of February 17, 2000 (the "Rights Agreement"), the

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             terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of NiSource Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. NiSource Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge promptly upon receipt of a written request therefor. Under certain circumstances, Rights beneficially owned by any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether then held by or on behalf of such Person or by any subsequent holder, may become null and void.

   With respect to such certificates containing the foregoing legend, until the earlier of the Distribution Date or the Expiration Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

             SECTION 4.     FORM OF RIGHT CERTIFICATE.

             (a) The Right Certificates (and the forms of election to purchase shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit A hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of
   Section 22 hereof, the Right Certificates, whenever issued, shall be dated as of the Record Date, and on their face shall entitle the holders thereof to purchase such number of one one-hundredths of a Preferred Share as shall be set forth therein at the Purchase Price (as defined in Section 7(b)), but the number of such one one-hundredths of a share and the Purchase Price shall be subject to adjustments as provided herein.

             (b) Any Right Certificate that represents Rights beneficially owned by an Acquiring Person or any Associate or Affiliate of an Acquiring Person, or any transferee of an Acquiring Person or any Associate or Affiliate of an Acquiring Person under the circumstances set forth in Section 7(e), and any Right Certificate issued upon transfer, exchange, replacement or adjustment of any other Right Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:


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              The Rights represented by this Certificate are or were
             beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). This Right Certificate and the Rights represented hereby may become void in the circumstances specified in Section 7(e) of the Rights Agreement.

             SECTION 5.     COUNTERSIGNATURE AND REGISTRATION.

             (a) The Right Certificates shall be executed on behalf of the Company by the Chairman, the President or any Vice President of the Company, either manually or by facsimile signature, and have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall be countersigned by the Rights Agent manually or by facsimile and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent, issued and delivered with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

             (b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at one of its offices in Chicago, Illinois, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

             SECTION 6. TRANSFER, SPLIT UP, COMBINATION AND EXCHANGE OF RIGHT CERTIFICATE, MUTILATED, DESTROYED, LOST OR STOLEN RIGHT CERTIFICATES.

             (a) Subject to the provisions of Section 14 hereof, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the Expiration Date, any Right Certificate or Certificates may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share (or, following the occurrence of an event set forth in Section 11(a)(ii) or Section 13(a), Common Shares and/or other securities) as the Right Certificate or Right

   Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the principal office of the Rights Agent. Thereupon the Rights Agent shall countersign and deliver to the person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates.

             (b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them (if requested by the Company), and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

             SECTION 7.     EXERCISE OF RIGHTS; PURCHASE PRICE;
   EXPIRATION DATE OF RIGHTS.

             (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent in Chicago, Illinois, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the close of business on the earliest of (i) March 12, 2010 (the "Final Expiration Date"), (ii) the date on which the Rights are redeemed pursuant to Section 23, (iii) consummation of a transaction pursuant to Section 13(g) (such earliest date being herein referred to as the "Expiration Date") or (iv) the time at which such Rights are exchanged pursuant to Section 24.

             (b) The purchase price for each one one-hundredth of a Preferred Share (the "Purchase Price") pursuant to the exercise of a Right shall initially be $60, shall be subject to adjustment from time to time as provided in Section 11 and shall be payable in accordance with paragraph (c) below.

             (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the shares to be purchased, and an amount equal to any applicable transfer tax in cash, or by certified check or bank draft payable to the order of the Company, the Rights specified in the election shall be exercised, and the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares (or make available, if the Rights Agent is the transfer agent) certificates for the number of whole Preferred Shares to be purchased (and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests) or (B) if the Company shall have elected to deposit the total number of Preferred Shares issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent for the Preferred Shares depositary receipts representing such number of one one-hundredths of a Preferred Share as are to be purchased (and the Company hereby irrevocably authorizes its depositary agent to comply with all such requests), in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent with the depositary agent,
   (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with
   Section 14, (iii) promptly after receipt of such certificates, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt promptly deliver such cash to or upon the order of the registered holder of such Right Certificate. The payment of the Purchase Price may be made (x) in cash or by certified bank check or bank draft payable to the order of the Company, or (y) at the Company's option, by delivery of a certificate or certificates (with appropriate share powers executed in blank attached thereto) evidencing a number of Common Shares equal to the then Purchase Price divided by the closing price (as determined pursuant to Section 11(d) hereof) per Common Share on the Trading Day immediately preceding the date of such exercise. In the event that the Company is obligated to issue other securities (including Common Shares) of the Company, pay cash and/or distribute other property pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when appropriate.

             (d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 14.

             (e)  Notwithstanding the foregoing, upon the occurrence of a
   Section 11(a)(ii) Event or a Section 13(a) Event, any Rights that are or were on or after the Distribution Date beneficially owned by (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person,
   (ii) a transferee of an Acquiring Person (or such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person (or such Associate or Affiliate) or to any Person with whom the Acquiring Person (or such Associate or Affiliate) has any agreement, arrangement or understanding (whether or not in writing) regarding the transferred Rights or (B) a transfer which is part of a plan, arrangement or understanding (whether or not in writing) which has as a primary purpose or effect avoidance of this Section 7(e), shall become void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. The Company shall use all reasonable efforts to insure that the provisions of this Section 7(e) are complied with, but shall have no liability to any holder of Right Certificate or to any other Person as a result of its failure to make any determinations with respect to any Acquiring Person or any of their respective Affiliates, Associates or transferees hereunder.

             (f) Notwithstanding anything in this Agreement to the contrary, the Rights shall not be effectively exercised and neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7, unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

             SECTION 8. CANCELLATION AND DESTRUCTION OF RIGHT CERTIFICATES. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Rights Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

             SECTION 9.     RESERVATION AND AVAILABILITY OF PREFERRED
   SHARES.

             (a) The Company covenants and agrees that it will cause to be reserved and kept available, and not reserved for other purposes, out of its authorized and unissued Preferred Shares or its authorized and issued Preferred Shares held in its treasury (and, following the occurrence of a Section 11(a)(ii) Event or a Section 13(a) Event, out of its authorized and unissued Common Shares and/or other securities or out of its authorized and issued Common Shares and/or other securities held in its treasury), the number of Preferred Shares (and, following the occurrence of a Section 11(a)(ii) Event or a Section 13(a) Event, Common Shares and/or other securities) that will be sufficient to permit the exercise in full of all outstanding Rights.

             (b) If and so long as the Preferred Shares (or depositary receipts therefor) (and, following the occurrence of a Section 11(a)(ii) Event or a Section 13(a) Event, Common Shares and/or other securities) issuable upon the exercise of Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after the Distribution Date, all shares reserved for such issuance (or depositary receipts therefor) to be listed on such exchange upon official notice of issuance upon such exercise.

             (c) The Company covenants and agrees that it will take all such action as may be necessary to insure that all Preferred Shares (and, following the occurrence ora Section 11(a)(ii) Event or a Section 13(a) Event, Common Shares and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

             (d) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares (and, following the occurrence of a Section 11 (a)(ii) Event or a Section 13(a) Event, Common Shares and/or other securities) upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer involved in the transfer or delivery of Right Certificates or the issuance or delivery of certificates or depositary receipts for Preferred Shares in a name other than that of the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

             (e) The Company shall use its best efforts (i) to file, as soon as practicable following the first occurrence of a Section 11(a)(ii) Event for which the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(ii) or (iii), or as soon as is required by law following the Distribution Date, as the case may be, a registration statement under the Securities Act of 1933 (the "Act"), with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) to cause such registration statement to become effective as soon as practicable after such filing, and (iii) to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the earlier of
   (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the Expiration Date. The Company shall use its best efforts to take such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed 90 days after the date set forth in clause (i) of the first sentence of this paragraph, the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction unless the requisite qualification in such jurisdiction shall have been obtained.

             SECTION 10.    PREFERRED SHARE RECORD DATE.   Each person in
   whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made in accordance with Section 7; PROVIDED, HOWEVER, that if the date of such surrender and payment is a date upon which the Preferred Share transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Share transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a shareholder of the Company with respect to shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

             Section 11. ADJUSTMENT OF PURCHASE PRICE; NUMBER OF SHARES OR NUMBER OF RIGHTS. The Purchase Price, the number of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

             (a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare or pay a dividend on the Preferred Shares payable in Preferred Shares, (B) effect a subdivision, combination or consolidation of the Preferred Shares (by reclassification or otherwise than by payment of dividends in Preferred Shares) into a greater or lesser number of Preferred Shares or (C) effect a reclassification or recapitalization of the Preferred Shares into another class of capital shares (including any such reclassification or recapitalization in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, reclassification or recapitalization, and the number and kind of capital shares issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of capital shares, other securities and/or property which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Share transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination, reclassification or recapitalization. If an event occurs which would require an adjustment under both Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to
   Section 11(a)(ii).

                  (ii) In the event any Person shall, at any time after the date of this Agreement, become an Acquiring Person, unless the event causing such Person to become an Acquiring Person is a transaction set forth in Section 13 hereof, or is an acquisition of Common Shares pursuant to a tender offer or exchange offer by such Person that (1) is for all outstanding Common Shares and (2) is at a price and on terms determined by the Board of Directors, after receiving advice from one or more investment banking firms, to be (I) at a price which is fair to shareholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (II) otherwise in the best interests of the Company and its shareholders, then proper provision shall be made so that each holder of a Right, except as provided below, shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the current market price per Common Share of the Company (determined pursuant to Section 11(d)) on the date of such occurrence (such number of shares issuable upon exercise of all outstanding Rights being herein referred to as the "Adjustment Shares"); PROVIDED, HOWEVER, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 hereof shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii); PROVIDED FURTHER that, if the Common Shares of the Company have been reclassified or recapitalized in a transaction described in Section 11(a)(i) or converted or otherwise changed in any manner from the capital shares of the Company that were Common Shares of the Company on the date of this Agreement (such Common Shares prior to any such reclassification, recapitalization, conversion or other change being referred to as the "Original Shares"), then each holder of a Right thereafter shall have a right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, at the election of the holder, either the number of Common Shares of the Company determined pursuant to clauses (x) and (y) above or such number of capital shares, other securities and/or property into which the Original Shares were reclassified, recapitalized, converted or changed, adjusted to reflect changes in the market price of such capital shares or other securities and in the fair market value of such property since the date of such reclassification, recapitalization, conversion or other change, as determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company, so that the holder of any Right exercised thereafter shall be entitled to receive the aggregate number and kind of capital shares, other securities and/or property (adjusted for changes in market price and fair market value) which, if such Section 11(a)(ii) Event (and the related adjustment of the number of Common Shares to be received upon exercise of a Right) had occurred prior to the date of such reclassification, recapitalization, conversion or other change and such Right as so adjusted had been exercised immediately prior to such date and at a time when the transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such reclassification, recapitalization, conversion or change.

             (iii) In the event that there shall not be sufficient authorized but unissued Common Shares and authorized and issued Common Shares held in the treasury and not reserved for other purposes to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights; PROVIDED, HOWEVER, that if the Company is unable to, or for any reason does not promptly, cause the authorization of a sufficient number of additional Common Shares, then, in the event the Rights become exercisable as provided in
   Section 7(a), the Company, with respect to each Right and to the extent necessary under and permitted by applicable law and any agreements or instruments in effect on the Share Acquisition Date to which it is a party, shall make adequate provision to substitute for that number of the Adjustment Shares as to which additional Common Shares have not been authorized for issuance: (A) an amount in cash equal to the excess of (1) the product of (x) the number of Adjustment Shares, multiplied by (y) the current market price (determined pursuant to Section 11(d)) per Common Share on the date on which the
   Section 11(a)(ii) Event occurs (such product being hereinafter referred to as the Current Value), over (2) the Purchase Price, in lieu of issuing Common Shares and requiring payment therefor, (B) debt or equity securities (other than Common Shares) having a value equal to the Current Value, where the value of such securities shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company, and requiring the payment of the Purchase Price, (C) a number of preferred shares equal to the number of Adjustment Shares where a nationally recognized investment banking firm selected by the Board of Directors of the Company shall have determined such shares to have the same value as the Common Shares (a common share equivalent), and requiring the payment of the Purchase Price, or (D) any combination of cash, property, common share equivalents and/or other securities having the requisite value pursuant to Section 11 as determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company and requiring the payment of all or any requisite portion of the Purchase Price; PROVIDED FURTHER, HOWEVER, that if the Company shall not have made adequate provision to deliver value pursuant to clauses (A), (B), (C) or (D) of the first proviso to the first sentence of this Section 11(a)(iii) within 60 days following the date of the occurrence of the Section 11(a)(ii) Event, then the Company shall be obligated to deliver cash in accordance with clause (A) above. To the extent that the Company determines that some action need be taken pursuant to clauses (A), (B), (C) or (D) of the first proviso to the first sentence of this Section 11(a)(iii), the Company may suspend the exercisability of the Rights for a period of up to 60 days following the date of the occurrence of the Section 11(a)(ii) Event, in order to decide the appropriate form of distribution to be made pursuant to such first proviso and to determine the value thereof. In the event of' any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended.

             (b) In case a record date is fixed by the Company or otherwise established for the issuance of rights, options or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares or shares having the same rights, privileges and preferences as the Preferred Shares (preferred share equivalents) (or securities convertible into Preferred Shares or preferred share equivalents) at a price per Preferred Share or preferred share equivalent (or having a conversion price per share, if a security convertible into Preferred Shares or preferred share equivalents) less than the current market price (as defined in Section 11(d)) per Preferred Share on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares and/or preferred share equivalents which the aggregate offering price of the total number of Preferred Shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and of which the denominator shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or preferred share equivalents to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed or established; and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed or established.

             (c) In case a record date is fixed by the Company or otherwise established for the making of a distribution to all holders of Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than (i) a regular periodic cash dividend out of earnings or retained earnings, (ii) a special cash dividend out of earnings or retained earnings, or (iii) a dividend payable in Preferred Shares) or subscription rights, options or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the current market price (as defined in Section 11(d)) per Preferred Share on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights, options or warrants applicable to one Preferred Share and of which the denominator shall be such current market price per Preferred Share. Such adjustment shall be made successively whenever such a record date is fixed or established; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed or established.

             (d) (i) For the purpose of any computation hereunder, the current market price per Common Share on any date shall be deemed to be the average of the daily closing prices per Common Share for the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; PROVIDED, HOWEVER, that in the event that the current market price per Common Share is determined during a period following the announcement by the issuer of the Common Shares of (A) a dividend or distribution on the Common Shares payable in Common Shares or securities convertible into Common Shares or (B) any subdivision, combination or reclassification of the Common Shares, and prior to the expiration of 30 consecutive Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, as the case may be, then, and in each such case, the current market price shall be appropriately adjusted to reflect the current market price per common share equivalent. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the- counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) or such other system then in use, or, if on any such date the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares selected by the Board of Directors of the Company, except that, if on any such date no market maker is making a market in the Common Shares, the fair value of such shares on such date as determined in good faith by the Board of Directors of the Company shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange, a Business Day. If the Common Shares are not publicly held or not so listed or traded, "current market price" per Common Share shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent.

                  (ii) For the purpose of any computation hereunder, the current market price per Preferred Share on any date shall be determined in the same manner as set forth for the Common Shares in
   Section 11(d)(i). If the current per share market price of the

   Preferred Shares cannot be determined in such manner, the current per share market price of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares (appropriately adjusted to reflect any share split, share dividend or similar transaction occurring after the date hereof), multiplied by
   100. If either the Common Shares or the Preferred Shares are not publicly held or listed or traded as contemplated by Section 11(d)(i), current market price per Common Share or Preferred Share shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent.

             (e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest ten-thousandth of a share as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which mandates such adjustment or (ii) the Expiration Date.

             (f)  If as a result of an adjustment made pursuant to
   Section 11(a), the holder of any Right thereafter exercised shall become entitled to receive any capital shares of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section 11 and the provisions of Sections 7, 9, 10 and 13 with respect to the Preferred Shares shall apply on like terms to any such other shares.

             (g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

             (h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Section 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of shares (calculated to the nearest ten-thousandth) obtained by (i) multiplying (A) the number of shares covered by a Right immediately prior to this adjustment by (B) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the

   Purchase Price in effect immediately after such adjustment of the Purchase Price.

             (i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in substitution for any adjustment in the number of one one-hundredths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. Such record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, the record date shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this
   Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

             (j) Irrespective of any adjustment or change in the Purchase Price or the number of one one-hundredths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-hundredths of a share which were expressed in the initial Right Certificates issued hereunder.

             (k) Before taking any action that would cause an adjustment reducing the Purchase Price below one one-hundredth of the then par value per share, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

             (l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date the Preferred Shares and other capital shares or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital shares or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; PROVIDED HOWEVER, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

             (m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Preferred Shares, issuance wholly for cash of any Preferred Shares at less than the current market price, issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, share dividends or issuance of rights, options or warrants referred to hereinabove in this Section 11, hereafter made by the Company to holders of its Preferred Shares shall not be taxable to such shareholders.

             (n) Notwithstanding any other provision of this Agreement, no adjustment to the Purchase Price, the number of one one-hundredths of a Preferred Share for which a Right is exercisable or the number of Rights outstanding (except as permitted by Section 23 hereof) or any similar adjustment shall be made or be effective if such adjustment would have the effect of reducing or limiting the benefits the holders of the Rights would have had absent such adjustment, including, without limitation, the benefits under Section 11(a)(ii) and Section 13, unless the terms of this Agreement are amended so as to preserve such benefits.

             (o) In the event that at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then in any such case (i) the number of one one-hundredths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-hundredths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Shares outstanding immediately after such event, and (ii) each Common Share outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 11(o) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

             (p) The Company covenants and agrees that, following the Distribution Date, except as permitted by Section 23 or Section 27 hereof, it will not, directly or indirectly, take any action the purpose or effect of which is to eliminate or otherwise diminish the benefits intended to be afforded by the Rights.

             SECTION 12. CERTIFICATE OF ADJUSTED PURCHASE PRICE OR NUMBER OF SHARES. Whenever an adjustment is made as provided in
   Section 11 or 13, the Company shall (a) promptly prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 26. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment contained therein and shall not be obligated or responsible for calculating any adjustment nor shall it be deemed to have knowledge of such adjustment unless and until it shall have received such certificate.

             SECTION 13. CONSOLIDATION, MERGER OR SALE OR TRANSFER OF ASSETS OR EARNING POWER.

             (a) In the event that, on or after the Share Acquisition Date, directly or indirectly, (i) the Company shall consolidate with, or merge with and into, any other Person, and the Company shall not be the continuing or surviving corporation, (ii) any Person shall consolidate with the Company, or merge with and into the Company, and the Company shall be the continuing or surviving corporation and, in connection therewith, all or part of the Common Shares of the Company shall be changed into or exchanged for shares or other securities of any other Person or cash or any other property, or (iii) the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any other Person or Persons, then, and in each such case, proper provision shall be made so that (A) each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then-current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradeable Common Shares of the Principal Party (as hereinafter defined), free and clear of any liens, encumbrances and adverse claims and not subject to any rights of call, purchase or first refusal, as shall be equal to the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the current market price (determined pursuant to Section 11(d)) per Common Share of the Principal Party on the date or consummation of such consolidation, merger, sale or transfer; (B) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (C) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of
   Section 11 hereof shall apply only to such Principal Party following the first occurrence of an event set forth in Section 13(a) hereof; and (D) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares or cash, property or other securities thereafter deliverable upon the exercise of the Rights.

             (b) "Principal Party" shall mean (i) in the case of any transaction described in (i) or (ii) of the first sentence of Section 13(a), the Person that is the issuer of any securities into which Common Shares of the Company are converted in such merger or consolidation, and if no securities are so issued, the Person that is the other party to such merger or consolidation; and (ii) in the case of any transaction described in (iii) of the first sentence in Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions; PROVIDED, HOWEVER, that in any such case, (1) if the Common Shares of such Person are not at such time and have not been continuously over the preceding twelve month period registered under
   Section 12 of the Exchange Act ("Registered Common Shares") or such Person is not a corporation, and such Person is directly or indirectly controlled by another Person which has Registered Common Shares outstanding, "Principal Party" shall refer to such other Person; (2) if the Common Shares of such Person are not Registered Common Shares or such Person is not a corporation, and such Person is directly or indirectly controlled by another Person which does not have Registered Common Shares outstanding, "Principal Party" shall refer to the controlling Person of such first-mentioned Person; (3) if the Common Shares of such Person are not Registered Common Shares or such Person is not a corporation, and such Person is directly or indirectly controlled by more than one Person, and one or more of such controlling Persons have Registered Common Shares outstanding, "Principal Party" shall refer to whichever of such controlling Persons is the issuer of the Registered Common Shares having the greatest aggregate market value; and (4) if the Common Shares of such Person are not Registered Common Shares or such Person is not a corporation, and such Person is directly or indirectly controlled by more than one Person, and none of such controlling Persons have Registered Common Shares outstanding, "Principal Party" shall refer to whichever controlling Person is the corporation having the greatest shareholders equity or, if no such controlling Person is a corporation, shall refer to whichever controlling Person has the greatest net assets.

             (c) The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a legally valid, binding and enforceable supplemental agreement in compliance with the provisions set forth in Section 13(a) and (b), and if applicable Section 13(d), and further providing that, as soon as practicable after the date of any consolidation, merger or sale of assets mentioned in this Section 13, such issuer will (i) prepare and file a registration statement under the Act, with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B) remain effective (with a prospectus at all times meeting the requirements of the Act) until the Expiration Date; and (ii) will deliver to holders of the Rights historical financial statements for such issuer and each of its Affiliates which comply in all respects with the requirements for registration on Form 10 under the Exchange Act.

             (d) Notwithstanding anything in Section 13(b) and (c) to the contrary, if the Principal Party as determined pursuant to paragraph (b) above is not a corporation or does not have Common Shares, proper provision shall be made so that such Principal Party shall create or otherwise make available for purposes of the exercise of the Rights in accordance with the terms of this Agreement, cash or a type or types of securities having a fair market value (as determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company) equal to at least the value of the Common Shares which each holder of a Right would have been entitled to receive if such Principal Party had been a corporation or had Common Shares.

             (e) The Company covenants and agrees that, following the Distribution Date, it shall not consummate any of the transactions described in clauses (i), (ii) and (iii) of the first sentence of
   Section 13(a) if at the time of or after such consummation there would be any charter or by-law provisions or any rights, warrants or other instruments or securities outstanding or agreements in effect or any other action taken which would diminish or eliminate the benefits intended to be afforded by the Rights, unless prior thereto the Principal Party shall have amended or repealed such charter or by-law provisions, instruments or securities, agreements or actions or otherwise protected the holders of the Rights from such diminution or elimination of benefits, and the Company and the Principal Party shall have executed and delivered to the Rights Agent a legally valid, binding and enforceable supplemental agreement providing for such amendment, repeal or other protection.

             (f) The provisions of this Section 13 shall similarly apply to successive mergers, consolidations, sales or other transfers. In the event that any transaction set forth in Section 13 occurs at any time after the occurrence of a Section 11(a)(ii) Event, the Rights which have not theretofore been exercised shall thereafter become exercisable in the manner described in this Section 13.

             (g) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction described in subparagraph (i) and (ii) of Section 13(a) if (i) such transaction is consummated with a Person or Persons who acquired Common Shares pursuant to a tender offer or exchange offer for all outstanding Common Shares of the type excepted from the provisions of
   Section 11(a)(ii) hereof by the terms of that Section (or a wholly owned subsidiary of any such Person or Persons), (ii) the price per Common Share offered in such transaction is not less than the price per Common Share paid to all holders of Common Shares whose shares were purchased pursuant to such tender offer or exchange offer, and
   (iii) the form of consideration being offered to the remaining holders of Common Shares pursuant to such transaction is the same as the form of consideration paid pursuant to such tender offer or exchange offer. Upon consummation of any such transaction contemplated by this Section 13(g), all Rights hereunder shall expire.

             SECTION 14.    FRACTIONAL RIGHTS AND FRACTIONAL SHARES.

             (a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company, except that, if on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

             (b) The Company shall not be required to issue fractions of Preferred Shares upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares, other than fractions of Preferred Shares that are integral multiples of one one-hundredth of a Preferred Share and certificates evidencing such fractional shares. Fractions of Preferred Shares in integral multiples of one one-hundredth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary agent selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares (other than fractional Preferred Shares that are integral multiples of one one-hundredth of a share), the Company may pay to the registered holders of Right Certificates at the time such Right Certificates are exercised as herein provided an amount in cash equal to the same fraction of the current market value of a Preferred Share. For purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to Section 11(d)(ii)) for the Trading Day immediately prior to the date of such exercise.

             (c) Following the occurrence of a Section 11(a)(ii) Event or a Section 13(a) Event, the Company or the Principal Party, as the case may be, shall not be required to issue fractions of Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common shares. In lieu of fractional Common Shares, the Company or the Principal Party, as the case may be, may pay to the registered holders of Right Certificates at the time such Right Certificates are exercised as herein provided an amount in cash equal to the same fraction of the current market value of a Common Share. For purposes of this Section 14(c), the current market value of a Common Share shall be the closing price of a Common Share (as determined pursuant to Section 11(d)(i)) for the Trading Day immediately prior to the date of such exercise.

             (d) Each holder of a Right or Rights by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right or Rights except as provided in Section 14(b) and (c).

             SECTION 15. RIGHTS OF ACTION. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

             SECTION 16. AGREEMENT OF RIGHT HOLDERS. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

             (a) prior to the close of business on the Distribution Date, the Rights will be transferable only in connection with the transfer of Common Shares;

             (b) after the close of business on the Distribution Date, the Rights will be transferable only by transfer of the Right
   Certificates, which are transferable only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer;

             (c) the Company and the Rights Agent may deem and treat the person in whose name each Right Certificate (or, prior to the Distribution Date, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

             (d) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of the obligation.

             SECTION 17 RIGHT CERTIFICATE HOLDER NOT DEEMED A SHAREHOLDER. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 25), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

             SECTION 18.    CONCERNING THE RIGHTS AGENT.

             (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. The costs and expenses of enforcing this right of indemnification shall also be paid by the Company. The indemnification provided for hereunder shall survive the expiration of the Rights and termination of this Agreement.

             (b) The Rights Agent may conclusively rely upon and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Right Certificate or certificate for Preferred Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other, paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons.

             (c) Notwithstanding anything in this Agreement to the contrary, in no event shall the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action.

             SECTION 19. MERGER OR CONSOLIDATION OR CHANGE OF NAME OF RIGHTS AGENT.

             (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor, Rights Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; PROVIDED, HOWEVER, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

             (b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

             SECTION 20. TERMS AND CONDITIONS TO DUTIES OF RIGHTS AGENT. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, and no implied duties or obligations shall be read into this agreement against the Rights Agent, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

             (a) Before the Rights Agent acts, or refrains from acting, the Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full authorization to the Rights Agent for any action taken or omitted by it in good faith and in accordance with such opinion.

             (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman, the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or omitted by it in good faith under the provisions of this Agreement in reliance upon such certificate.

             (c) The Rights Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.

             (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

             (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any adjustment required under the provisions of Sections 11 or 13 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

             (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

             (g) The Rights Agent is hereby authorized and directed to accept determinations, interpretations and instructions with respect to the performance of its duties hereunder from the Chairman, the President or any Vice President or the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with determinations, interpretations and instructions of any such officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than ten Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application.

             (h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

             (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents.

             (j) If, with respect to any Right Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has not been completed, the Rights Agent, subject to the provisions of Section 11(a)(ii), shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

             (k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

             (l) The Rights Agent shall not be required to take notice or be deemed to have any notice of any fact, event or determination (including, without limitation, any dates or events defined in this Agreement or the designation of any Person as an Acquiring Person, Affiliate or Associate) under this Agreement unless and until the Rights Agent shall be specifically notified in writing by the Company of such fact, event or determination.

             SECTION 21. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days notice in writing mailed to the Company and to each transfer agent of the Common Shares by registered or certified mail, and, at the expense of the Company, to the holders of the Right Certificates by first-class mail (at the expense of the Company). The Company may remove the Rights Agent or any successor Rights Agent upon 30 days notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting or shall repeatedly fail or refuse to act, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity or repeated failure or refusal to act by the Rights Agent or by the holder of a Right Certificate (who shall, without notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of the States of Illinois or Indiana (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the States of Illinois or Indiana), in good standing, having a principal office in the States of Illinois or Indiana which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000 or (b) an Affiliate of any corporation described in the foregoing clause (a). After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed, and the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

             SECTION 22. ISSUANCE OF NEW RIGHT CERTIFICATES. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price per share and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the Expiration Date pursuant to the exercise, conversion or exchange of share options, warrants, rights or convertible securities of the Company that are outstanding prior to the Distribution Date, the Company shall issue Rights with respect to all such Common Shares so issued or sold (and shall issue Right Certificates representing such Rights); PROVIDED, HOWEVER, that (i) no such Right Certificates shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificates would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

             SECTION 23.    REDEMPTION.

             (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth business day after the Share Acquisition Date (which date may be extended pursuant to Section 27 hereof) or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any share split, share dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a
   Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired.

             (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, and without any further action and without any notice, the Rights will terminate and the only rights thereafter of the holders of Rights shall be to receive the Redemption Price. Within ten business days after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Such notice of redemption shall state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23, and other than in connection with the repurchase of Common Shares prior to the Distribution Date.

             SECTION 24.    EXCHANGE.

             (a) The Board of Directors of the Company may, at its option, at any time after the occurrence of a Section 11(a)(ii) Event or a Section 13(a) Event, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any share split, share dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio").

             (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; PROVIDED, HOWEVER, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

             (c) In any exchange pursuant to this Section 24, the Company, at its option, may substitute Preferred Shares (or preferred share equivalents, as such term is defined in Section 11(b) hereof) for Common Shares exchangeable for Rights, at the initial rate of one one-hundredth of a Preferred Share (or preferred share equivalent) for each Common Share, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Shares so that the fraction of a Preferred Share delivered in lieu of each Common Share shall have the same voting rights as one Common Share.

             (d) In the event that there shall not be sufficient Common Shares or Preferred Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Shares or Preferred Shares for issuance upon exchange of the Rights.

             (e) The Company shall not be required to issue fractional Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this subsection (e), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

             SECTION 25. NOTICE OF CERTAIN EVENTS. In case the Company shall propose (a) to pay any dividend payable in shares of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regular periodic cash dividend out of earnings or retained earning or other than a special cash dividend out of earnings or retained earnings), or (b) to offer to the holders of its Preferred Share rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of any class or any other securities, rights or options, or (c) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), or (d) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its subsidiaries to effect any sale or other transfer), in one or more transactions, of more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to, any other Person or Persons, or (e) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 26, a notice of such proposed action, which shall specify the record date for the purposes of such shares dividend, distribution of rights, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least twenty days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least twenty days prior to the date of the taking of such proposed action at the date of participation therein by the holders of Preferred Shares, whichever shall be the earlier.

              In case of the occurrence of a Section 11(a)(ii) Event Or a
   Section 13(a) Event,
   then the Company or the Principal Party, as the case may be, shall as soon as practicable thereafter give to each holder of a Right, in accordance with Section 26, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii) or Section 13(a) hereof, as the case may be.

             SECTION 26. NOTICES. Notices or demands authorized by this Agreement to begiven or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                       NiSource Inc.
                       801 E. 86th Avenue
                       Merrillville, Indiana 46410
                       Attention: Chairman

   with copy to the Secretary at the same address. Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first- class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                       Harris Trust and Savings Bank
                       111 West Monroe Street
                       Chicago, Illinois 60690
                       Attention: Corporate Agencies Administrative
                       Division

   Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

             SECTION 27. SUPPLEMENTS AND AMENDMENTS. Prior to the Distribution Date and subject to the penultimate sentence of this
   Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares and Rights. From and after the Distribution Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); PROVIDED, HOWEVER, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, a time period relating to when the Rights may be redeemed at any time when the Rights are not redeemable. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price or the number of one one-hundredths of a Preferred Share for which a Right is exercisable. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

             SECTION 28. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

             SECTION 29. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any parson or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

             SECTION 30. GOVERNING LAW. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

             SECTION 31. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

             SECTION 32. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

             SECTION 33. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement shall be held by a court of competent jurisdiction or other authority to be invalid, void, illegal or unenforceable, the validity or enforceability of the remainder of the terms, provisions, covenants and restrictions shall not be affected thereby, provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void, illegal or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 hereof shall be reinstated, if theretofore expired, or extended so as not to expire until the close of business on the fifteenth business day following the date of such determination by the Board of Directors.

             SECTION 34. DETERMINATIONS AND ACTIONS BY THE BOARD OF DIRECTORS. etc. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause
   (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board to any liability to the holders of the Rights.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

   Attest:                            NISOURCE INC.

   By:  /s/ Mark D. Wyckoff           By:  /s/ Stephen P. Adik
      ----------------------------       ---------------------------------
        Mark D. Wyckoff                    Stephen P. Adik
        Assistant Secretary                Senior Executive Vice President
                                            and Chief Financial Officer


   Attest:                            HARRIS TRUST AND SAVINGS BANK

   By:  /s/ Donald Koslow             By:  /s/ Tod Shafer
      ----------------------------       ----------------------------------
       Donald Koslow                       Tod Shafer
       Vice President                      Vice President

                                                                EXHIBIT A

                        [Form of Right Certificate]

   Certificate No. R-                      ______ Rights

        NOT EXERCISABLE AFTER MARCH 12, 2010 OR EARLIER IF CONSUMMATION OF A TRANSACTION PURSUANT TO SECTION 13(g) OF THE RIGHTS AGREEMENT OCCURS OR IF NOTICE OF REDEMPTION OR EXCHANGE IS GIVEN. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.01 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. [THE RIGHTS REPRESENTED BY THIS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN ASSOCIATE OR AFFILIATE OF AN ACQUIRING PERSON. THIS RIGHT CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE RIGHTS AGREEMENT.]
                               <*>

                             Right Certificate

                               NISOURCE INC.

             This certifies that _______________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of February__, 2000 (the "Rights Agreement") between NiSource Inc., an Indiana corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) when the rights are exercisable pursuant to the Rights Agreement and prior to 5:00 P.M. (Chicago time) on March 12, 2010 at the principal office of the Rights Agent, or its successors as Rights Agent, in Chicago, Illinois one one-hundredth of a fully paid non-assessable share of the Series A Junior Participating Preferred Shares, without par value ("Preferred Shares"), of the Company, at a purchase price of $60 per one one-hundredth of a share (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a share which may be purchased upon exercise thereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of March 12, 2000, based on the Preferred Shares of the Company as constituted at such date.

             As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredths of a Preferred Share or other securities or property which may be purchased upon the exercise of the



             <*>The portion of  the legend in brackets shall be inserted only if applicable.

   Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

             This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent.

             This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-hundredths of a Preferred Share or other securities or property as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

             Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $.01 per Right.

             No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions that are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

             No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

             This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

             WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of __________ 20__.

   ATTEST:                       NISOURCE INC.


   _____________________________ By_________________________________
        Secretary                          Title:

   Countersigned:

   ___________________________________

   By ________________________________
        Authorized Signature

                [Form of Reverse Side of Right Certificate)

                             FORM OF ASSIGNMENT

              (To be executed by the registered holder if such
             holder desires to transfer the Right Certificate.)

             FOR VALUE RECEIVED
             ____________________________________________________________

   hereby sells, assigns and transfers unto _____________________________

   ______________________________________________________________________
             (Please print name and address of transferee)

   _________________________________________________________ this Right
   Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _______________
   Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

   Dated:    _________________, 20__


                                      __________________________________
                                      Signature
        Signature Guaranteed:


                                   NOTICE

             The signature to the foregoing Assignment must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

                        FORM OF ELECTION TO PURCHASE

                    (To be executed if holder desires to
                      exercise the Right Certificate.)

   To NiSource Inc.:

             The undersigned hereby irrevocably elects to exercise ______________________ Rights represented by this Right Certificate to purchase the Preferred Shares or other securities or property issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

   Please insert social security
   or other identifying number
   ______________________________________________________________________
                  (Please print name and address)
   ______________________________________________________________________

   If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

   Please insert social security
   or other identifying number

   ______________________________________________________________________
                  (Please print name and address)
   ______________________________________________________________________

   Dated: _______________, 20__


                            _____________________________________________
                            Signature

                            (Signature must conform in all
                            respects to name of holder as
                            specified on the face of this
                            Right Certificate)

   Signature Guaranteed: